EXHIBIT 99



     Danville, Virginia, July 23, 2003. Dan River Inc. (NYSE: DRF) today reported results for the second fiscal quarter and six months ended June 28, 2003. For the second quarter of 2003, the Company reported a net loss of $19.4 million, or $0.88 per share. These results include a $12.2 million pre-tax charge, primarily non-cash, related to closing two manufacturing facilities, explained below. Also included in these results is other expense of $1.3 million pre-tax, related to the write-off of unamortized costs pertaining to financings which were prepaid in full during the second quarter of 2003, and $1.0 million in increased interest expense due to a one-month period during the second quarter when both the Company's 1993 subordinated notes and its recently issued 12-3/4% notes were outstanding. The loss in the second quarter of 2003 compared to net earnings of $3.7 million or $0.16 per diluted share for the second quarter of 2002.

     In mid June, the Company publicly announced two plant closings and projected a loss for the second quarter in the range of $0.60 per share. The difference between the actual and projected loss is attributable to a $6.5 million adjustment to deferred income taxes, which resulted in no tax benefit being recorded against the loss for the current fiscal year. The realization of these tax benefits is ultimately dependent on the generation of taxable income in the future. Given the current business environment and the near term outlook, accounting rules do not permit the Company to recognize these tax benefits currently. The Company believes that it will ultimately generate sufficient taxable income to offset these losses, at which time it will be able to recognize such benefits by reducing income tax expense in future years.

     Net sales for the second quarter of fiscal 2003 were $116.3 million, down $37.6 million or 24.4% from $153.9 million for the second quarter of fiscal 2002. Sales of Dan River's home fashions products were $77.4 million, down $29.8 million or 27.8% compared to the same quarter of last year. Sales of apparel fabrics were $30.0 million, down $6.9 million or 18.7%. Sales of engineered products were $8.9 million, down $0.9 million or 9.3%.

     The Company reported a net loss of $16.7 million, or $0.76 per share for the six months ending June 28, 2003. In addition to the plant closing costs and write-off of financing costs explained above, these results include a $0.4 million pre-tax gain related to the sale of surplus equipment. This compares to a net loss of $1.5 million, or $0.07 per share for the six months ending June 29, 2002, before the effect of an accounting change related to the write-down of goodwill under SFAS No. 142, "Impairment of Goodwill and Intangible Assets." Included in the results for fiscal 2002 are an increase in income tax expense of $2.8 million, attributable to the tax law changes associated with the Job Creation and Worker Assistance Act of 2002, and a $1.4 million pre-tax charge for bad debt expense related to the Chapter 11 filing of Kmart Corporation in January of 2002.

     For the first half of fiscal 2003, the Company's net sales were $263.7 million, down $48.6 million or 15.6% from $312.4 million for the first six months of fiscal 2002. Sales of Dan River's home fashions products were $185.8 million, down $37.4 million or 16.7% compared to the first half of last year. Sales of apparel fabrics were $59.1 million, down $9.8 million or 14.2%. Sales of engineered products were $18.8 million, down $1.5 million or 7.3% compared to the first half of 2002.

      Mr. Joseph Lanier, Jr., Chairman and CEO, commented on the results, saying, "As we announced in June, the retail environment continues to be weak, and this has negatively impacted our sales and margins for the quarter. This led to our announcement in mid June that we were closing two plants, a greige weaving facility in Greenville, SC and a sewing facility in Fort Valley, GA. The process to close these facilities has begun, and we recorded a $12.2 million charge in the second quarter, $10.2 million of which is non-cash. The cash portion primarily relates to employee benefits for the 630 employees who have been affected by the closures. These amounts will be substantially paid out over the ensuing 12 months. As demand recovers, the Company plans to transfer production capacity from the closed facilities to other Company facilities in Danville, VA, and Morven, NC."

     Mr. Lanier continued, "We continue to experience low levels of incoming orders and therefore reduced manufacturing activity. This will hamper our results for the foreseeable future. Accordingly, it is no longer reasonable to assume that the back half of fiscal 2003 will be a mirror image of the first half as stated in our press release of June 11th."

     Mr. Lanier closed by saying, "We still expect to see business improve in the back half of the year, although such improvement may be later than we originally anticipated. After all the promotional activity that has taken place, retail inventories should be coming back in line. Consumer confidence has been rising and is bolstered by lower taxes and interest rates. This, along with fresh merchandise offerings, should bring consumers back into the stores. And finally, there has been a rash of recently announced industry-wide plant closings. These closures should bring capacity more in line with demand. As this excess capacity is wrung out, it will help the return to more normalized levels of operations and profitability."

Note: This news release contains forward-looking statements under applicable securities laws. The Company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. Dan River's financial condition and results of operations could be materially and adversely affected by numerous market and industry factors outside of its control. In particular, an unusually weak retail environment is currently having an adverse effect on demand for the Company's products, and consequently, its results of operations. This adverse effect could be intensified if consumer demand does not improve. Additional risks associated with Dan River's business are detailed in its annual report on Form 10-K filed with the SEC on February 21, 2003.

     The following are the financial highlights:

                                 UNAUDITED
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (OOO's EXCEPT PER SHARE DATA)

                               Three Months Ended        Six Months Ended
                              -------------------        -----------------
                            June  28,     June 29,     June 28,    June 29,
                               2003         2002         2003        2002
                              -----        ------        -----       -----
Net Sales                   $ 116,348   $  153,942    $  263,720  $ 312,360

Cost of Sales                 101,662      123,874       221,314    260,539
                            ---------   ----------    ----------  ---------

Gross Profit                   14,686       30,068        42,406     51,821

S, G and A                     15,285       17,150        33,255     34,965

Other Operating Costs, Net
                               12,189         (310)       11,749       (310)
                            ---------    ---------     ---------  ---------

Operating Income (Loss)       (12,788)      13,228        (2,598)    17,166

Other Income (Expense)           (334)         148          (195)       207

Interest Expense                8,079        7,146        13,627     14,528
                            ---------   ----------     ---------  ---------

Income (Loss) Before
  Income
    Taxes And Cumulative
      Effect of Accounting
      Change                  (21,201)       6,230       (16,420)     2,845

Provision (Benefit) for
  Income Taxes                 (1,796)       2,572           235      4,322
                            ---------    ---------     ---------  ---------

Income (Loss) Before
   Cumulative Effect of
      Accounting Change       (19,405)       3,658       (16,655)    (1,477)

Cumulative Effect of
   Accounting Change, Net
     of Tax                         -            -             -    (20,701)
                             --------    ---------     ---------   --------

Net Income (Loss)           $ (19,405)  $    3,658    $  (16,655) $ (22,178)
                            =========   ==========    ==========  =========

                                  UNAUDITED
                   CONDENSED CONSOLIDATED INCOME STATEMENT
                        (OOO's EXCEPT PER SHARE DATA)

                               Three Months Ended        Six Months Ended
                               ------------------        -----------------
                             June  28,    June 29,     June 28,    June 29,
                               2003         2002         2003        2002
                              ------       ------       ------       -----
Earnings (Loss) Per Share -
   Basic:
      Income (Loss) Before
         Cumulative Effect
         of Accounting
         Change             $   (0.88)  $     0.17    $   (0.76)  $   (0.07)

   Cumulative Effect of
      Accounting Change             -            -            -       (0.95)
                            ---------   ----------    ---------   ---------

   Net Income (Loss)        $   (0.88)  $     0.17    $   (0.76)  $   (1.02)
                            =========   ==========    =========   =========


Earnings (Loss) Per Share -
   Diluted:
      Income (Loss) Before
         Cumulative Effect
         of Accounting
         Change             $   (0.88)  $     0.16    $   (0.76)  $   (0.07)

   Cumulative Effect of
      Accounting Change             -            -            -       (0.95)
                            ---------   ----------    ---------   ---------

   Net Income (Loss)        $   (0.88)  $     0.16    $   (0.76)  $   (1.02)
                            =========   ==========    =========   =========

Wtd. Avg. No. Shares:
     Basic                     22,028       21,840       21,969      21,815
     Diluted                   22,028       22,335       21,969      21,815

                                 UNAUDITED
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (000's)



                                             June 28,        December 28,
                                               2003              2002
                                             ---------       -----------
Assets:
------

  Cash                                     $       3,233      $      2,832
  Accounts Receivable                             54,420            71,292
  Inventories                                    162,902           151,586
  Other Current Assets                            23,305            19,667
                                           -------------      ------------

     Total Current Assets                        243,860           245,377

  Property, Plant & Equipment, Net               219,216           248,175
  Goodwill, Net                                   91,701            91,701
  Other Assets                                    18,456            10,269
                                           -------------      ------------

     Total Assets                          $     573,233      $    595,522
                                           =============      ============


Liabilities and Shareholders' Equity:
------------------------------------

  Current Maturities of Long-Term Debt     $       8,427      $    241,231
  Accounts Payable & Accrued Expenses             58,435            58,439
                                           -------------      ------------

     Total Current Liabilities                    66,862           299,670

  Long-Term Debt                                 239,500            10,792
  Deferred Income Taxes and Other
    Liabilities                                   54,460            56,023
  Shareholders' Equity                           212,411           229,037
                                           -------------      ------------

     Total Liabilities & Shareholders'     $     573,233      $    595,522
Equity                                     =============      ============


                                 UNAUDITED
                            SEGMENT INFORMATION
                                  (000's)

                              Three Months Ended      Six Months Ended
                              ------------------      -----------------
                              June 28,   June 29,   June 28,    June 29,
                                2003       2002       2003        2002
                                ----       ----       ----        ----
Net Sales:
  Home Fashions              $  77,416   $107,194  $185,831    $  223,202

  Apparel Fabrics               30,045     36,951    59,103        68,882

  Engineered Products            8,887      9,797    18,786        20,276
                             ---------   --------  --------    ----------

     Consolidated Net Sales  $ 116,348   $153,942  $263,720    $  312,360
                             =========   ========  ========    ==========

Operating Income (Loss):
  Home Fashions              $     788   $ 12,211  $ 12,311    $   17,525

  Apparel Fabrics                 (514)     1,323    (1,149)         (253)

  Engineered Products             (616)      (307)   (1,468)         (610)

  Corporate Items Not
    Allocated to
    Segments:
        Other Operating
        Costs, Net             (12,189)       310   (11,749)          310
       Other                      (257)      (309)     (543)          194
                             ---------   --------  --------     ---------

    Consolidated Operating
      Income (Loss)          $ (12,788)  $ 13,228  $ (2,598)   $   17,166
                             =========   ========  ========    ==========

                                 UNAUDITED
                           OTHER FINANCIAL DATA
                                  (000's)

                              Three Months Ended      Six Months Ended
                              ------------------      ----------------
                              June 28,   June 29,   June 28,    June 29,
                                2003       2002       2003        2002
                                ----       ----       ----        ----
Depreciation & Amortization
of Property, Plant &         $    9,440  $  9,513  $  18,879   $   18,819
  Equipment
Capital Expenditures in      $    3,819  $  2,714  $   7,567   $    5,337
  Cash